SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

      ------------------------------------------------------------------

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): January 10, 2003

                               NTL Europe, Inc.
        ---------------------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


Delaware                                   0-30673               13-4105887
-------------------------------------------------------------------------------
(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
Incorporation)                                               Identification No.)


                   37 Purchase Street, Rye, New York                 10580
-------------------------------------------------------------------------------
                (Address of Principal Executive Offices)          (Zip Code)

      Registrant's telephone number, including area code: (914) 921-1800

                               NTL Incorporated
                       110 East 59th Street, 26th Floor
                           New York, New York 10022
-------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

I.      Background of NTL Restructuring

        As previously reported, on May 8, 2002, NTL Incorporated ("Old NTL Inc." and, together with its debtor and non-debtor subsidiaries, "Old NTL") and certain of its subsidiaries, namely, NTL (Delaware), Inc. ("NTL Delaware"), NTL Communications Corp. ("NTL CC"), Diamond Cable Communications Limited ("Diamond Cable"), Diamond Holdings Limited ("Diamond Holdings"), and Communications Cable Funding Corp. ("Cable Funding" and together with Old NTL Inc., NTL Delaware, NTL CC, Diamond Cable and Diamond Holdings, the "Debtors") each filed a voluntary petition for a "prearranged" joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") to convert approximately $10.6 billion of debt into equity of two separate companies.

        The filings were made on May 8, 2002 in the United States Bankruptcy Court for the Southern District of New York located in New York, New York (the "Bankruptcy Court"). The cases were assigned to the Honorable Allan L. Gropper, under the case numbers 02-41316 (NTL Incorporated), 02-41317 (NTL (Delaware), Inc.), 02-41318 (NTL Communications Corp.), 02-41321 (Diamond Cable Communications Limited), 02-41320 (Diamond Holdings Limited), and 02-41319 (Communications Cable Funding Corp.). On May 24, 2002, the Debtors filed a disclosure statement and an amended joint reorganization plan with the Bankruptcy Court. On July 15, 2002, the Debtors filed an amended disclosure statement and a second amended joint reorganization plan with the Bankruptcy Court. On September 5, 2002, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Second Amended Joint Reorganization Plan of NTL Incorporated and Certain Subsidiaries, filed on July 15, 2002 (as modified and confirmed on September 5, 2002) (the "Plan"). Old NTL Inc. issued a press release related to the foregoing, a copy of which is filed as Exhibit
99.1 to Old NTL Inc.'s Current Report on Form 8-K filed with the United
States Securities and Exchange Commission (the "SEC") on September 5, 2002.

        The Plan became effective on January 10, 2003 (the "Effective Date"), at which time, pursuant to the Plan, Old NTL was reorganized into two separate groups, the holding companies for which are the corporations previously named "NTL Incorporated" and "NTL Communications Corp." NTL Incorporated was renamed "NTL Europe, Inc." (referred to herein as the "Company") and is the holding company for substantially all of Old NTL's businesses and investments in continental Europe as well as other minority investments and interests. NTL Communications Corp. was renamed "NTL Incorporated" and is the holding company for substantially all of Old NTL's businesses and operations in the United Kingdom and Ireland (referred to herein as "NTL UK and Ireland").

        On the Effective Date, the Company filed the Amended and Restated Certificate of Incorporation of NTL Incorporated (the "Charter") with the Secretary of State of the State of Delaware, authorizing, among other things, the change in the Company's name to NTL Europe,

Inc. In addition, on the Effective Date and pursuant to the Plan all previously outstanding public debt, equity securities and stock options of Old NTL Inc. were cancelled and the Company issued 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), together with associated preferred stock purchase rights (the "Stockholder Rights"), and approximately 7,364,000 shares of 10% Fixed Coupon Redeemable Preferred Stock, par value $0.01 per share (with a $50.00 liquidation preference per share) (the "Preferred Stock"). In addition, on or as soon as practicable after the Effective Date and pursuant to the Plan, the holders of NTL CC's senior and subordinated notes, NTL Delaware's subordinated notes (other than France Telecom) and Old NTL Inc.'s subordinated notes (other than France Telecom) will receive their pro rata portion of the specified cash of NTL Delaware and Old NTL Inc. (approximately $322 million). In accordance with the Plan, the Company's Board of Directors has reserved 2,000,000 shares of its Common Stock for issuance upon exercise of the management incentive options authorized for grant under the Company's management incentive plan, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference herein. Currently, the Company does not intend to issue any options under the NTL Europe, Inc. 2003 Stock Option Plan due to the likelihood that the options will not have any value in the future.

        A description of the Company's capital stock and other related matters is contained in its registration statement on Form 8-A/A filed with the SEC on January 10, 2003 (the "Form 8- A/A"), which is incorporated by reference herein, registering the Common Stock, the Preferred Stock and the Stockholder Rights pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        On the Effective Date, Old NTL Inc. released its 27.1% interest (the "Noos Interest") in Suez Lyonnaise Telecom ("Noos") to France Telecom as part of a compromise and settlement under the terms of the Plan. Pursuant to the terms of the Plan, the Noos Interest was released to France Telecom in exchange for (i) the cancellation of the shares of Variable Coupon Redeemable Preferred Stock, Series A of Old NTL Inc. and shares of Fixed Coupon Redeemable Preferred Stock, Series A of Old NTL Inc., (ii) the waiver by France Telecom of its rights to any distribution on account of its claims as a holder of Old NTL Inc. and NTL Delaware 5 3/4% convertible subordinated notes,
(iii) the release by France Telecom of any contingent payments due to France Telecom pursuant to the 1G Protocol and Convention Agreement, dated May 6, 1999 (the "1G Franchises") and the transfer of the 1G Franchises by Old NTL to Noos, and (iv) a $25 million payment by France Telecom to the Company on the Effective Date.

        The Plan provides that each holder of an allowed NTL CC senior notes claim is to receive, among other consideration, its pro rata share of the Class 7 Euroco Value, which is defined in the Plan as the value of 331,222 shares of Common Stock. On November 20, 2002, the Bankruptcy Court entered an order authorizing an amendment to the Plan to make the definition of Class 7 Euroco Value more precise by including the timing of its distribution and the method of calculating its value. As a result, the Class 7 Euroco Value will be the value of 331,222 shares of Common Stock calculated based on the volume-weighted average closing prices of the shares of Common Stock during the period of 60 trading days immediately following the Effective Date. Upon the expiration of the 60 trading day period, the Class 7 Euroco Value will be paid by the Company to holders of allowed NTL CC senior notes claims in cash.

        Pursuant to Article VII.B.3 of the Plan, any holder of allowed claims or interests entitled to receive a distribution under the Plan who, as a result of such holdings, would own in excess of 15% of the outstanding Common Stock upon consummation of the Plan is only entitled to receive distributions in an amount not to exceed 15% of the outstanding shares of Common Stock. However, any such holder who meets specified qualifications (relating primarily to being a passive investor and having no intent to compete with the Company) may be designated by the Debtors and the Creditors' Committee as a "Euroco Grandfathered Distributee" in order to receive the full distributions of Common Stock to which it would be entitled but for Article VII.B.3 of the Plan. Appaloosa Management, LP requested to be designated a Euroco Grandfathered Distributee. The Debtors and the Creditors' Committee have designated Appaloosa Management, LP as a Euroco Grandfathered Distributee, and therefore Appaloosa Management, LP will receive the full distribution of Common Stock to which it is entitled on account of its allowed claims and interests under the Plan.

        The Confirmation Order authorizes and approves, as of the Effective Date, the redemption for cash by the Board of Directors of the Company of $25 million of Preferred Stock. Such redemption occurred on the Effective Date, with the $25 million cash redemption price to be distributed to the holders of the Preferred Stock pro rata in accordance with their holdings of Preferred Stock when the Preferred Stock is disbursed by the disbursing agent. Immediately after such redemption, approximately $343 million of liquidation preference of Preferred Stock remains outstanding, which is equal to approximately 6,864,000 shares of Preferred Stock. Upon completion of the disbursement of the $25 million cash for the redemption of Preferred Stock on the Effective Date, the Company will have approximately $63 million cash on hand. See Section III, Risk Factors - Risk Factors Relating to the Company and its Securities - "The Company has limited liquidity, raising substantial doubt about its ability to continue as a going concern" and "No assurance of future funding."

        On November 3, 2002, Old NTL Inc., NTL Delaware, and Brigadoon Ventures, Inc., a wholly-owned subsidiary of NTL Delaware (collectively, the "NTL Entities"), entered into an agreement (the "Support Agreement"), whereby
(1) the Company is entitled to receive a cash facilitation fee for its cooperation in the restructuring of iesy Hessen GmbH ("iesy Hessen") and its subsidiaries (collectively, "iesy") (but not in consideration of the NTL Entities' indirect equity stake in iesy) of approximately $1.3 million, less the NTL Entities' pro rata share of expenses incurred at the eKabel L.P. partnership level and (2) the NTL Entities are entitled to receive a release of possible liabilities and claims arising out of their indirect equity stake in iesy, including claims alleged by certain holders of notes of iesy Hessen in the Debtors' Chapter 11 cases. The NTL Entities hold their equity stake in iesy through a Company-controlled partnership that has a 50% ownership interest in eKabel L.P. ("eKabel"), which in turn has a 65% indirect equity interest in iesy Hessen.

        The transactions contemplated by the Support Agreement are expected to close in January 2003, at which time the Company will receive a cash payment in the approximate amount of $1.05 million (after deduction of the NTL Entities' pro rata share of expenses incurred at the eKabel partnership level) and the NTL Entities will receive the releases described above.

        If the transactions contemplated by the Support Agreement are completed (the "Support Agreement Transactions"), the noteholders of iesy Hessen who participated in the iesy restructuring will indirectly acquire over 90% of the equity of the iesy operating companies with the remaining equity of the iesy operating companies indirectly allocated to the noteholders of iesy Hessen who did not participate in the iesy restructuring. If the Support Agreement Transactions are completed, the NTL Entities will not receive any consideration for their indirect equity stake in iesy. There can be no assurance that the Support Agreement Transactions, including the approximate $1.05 million cash payment to the Company and the releases granted to the NTL Entities, will be completed. If the Support Agreement Transactions are not completed, it is unlikely that the NTL Entities will receive any direct or indirect consideration with respect to their indirect equity stake in iesy. It is possible that the NTL Entities will dispose of, transfer, liquidate or abandon their ownership interest in eKabel and the NTL Entities will not receive any consideration if one of such transactions was to occur.

        Certain holders of the Common Stock and the Preferred Stock who are or may be deemed to be "affiliates" or "underwriters" of the Company for purposes of the Securities Act of 1933, as amended, have been granted registration rights with respect to the Common Stock and the Preferred Stock pursuant to a Registration Rights Agreement, which is attached as Exhibit 4.1 hereto and is incorporated by reference herein.

II.     The Company's Business

        The Company's primary holdings are: Cablecom GmbH ("Cablecom"), Old NTL's cable business in Switzerland; and Premium TV Limited, Old NTL's sports TV content and internet business in the United Kingdom. The Company's other interests include Old NTL's investment in B2 Bredband AG ("B2"), the Swedish broadband communications company, and Old NTL's equity investments as described in Section IV, "Description of the Company's Business." The majority of the Company's holdings are currently being restructured, and the Company is reviewing all of its holdings to determine the most appropriate course of action, which may result in one or more of these holdings being sold, transferred, foreclosed upon, liquidated, wound-up or otherwise disposed of in the near future or at a later date. There can be no assurance that the Company or its subsidiaries will receive any proceeds from any of these transactions after the payment of outstanding debt of the relevant companies and any fees and expenses incurred in connection with these transactions. See generally
Section III, "Risk Factors" below.

III.    Risk Factors

        You should strongly consider these risk factors in evaluating an investment in the Company, the Common Stock and the Preferred Stock. An investment in securities of the Company involves an extremely high degree of risk.

Risk Factors relating to the Company and its Securities

        The Common Stock may have little if any equity value and could be worthless

        The value of the common equity of the Company is highly uncertain. Any investment in the Common Stock is highly speculative. There has been a significant deterioration in valuations of assets similar to those owned by the Company, its subsidiaries and affiliated joint ventures. The Company's subsidiaries and affiliated joint ventures also have substantial levels of indebtedness. In addition, the Preferred Stock enjoys significant rights and preferences over the Common Stock and it is likely that the Company will never declare and pay dividends on the Common Stock. As a result, there may be little if any remaining equity value attributable to the Common Stock which could be worthless.

        Holders of shares of Common Stock and Preferred Stock may have substantial difficulty in selling those shares

        There may be no trading market for the Common Stock and the Preferred Stock. The Common Stock and the Preferred Stock will not be quoted on any market or listed on any securities exchange. Prices for the Common Stock and the Preferred Stock may be quoted on the Over-the-Counter Bulletin Board or the Pink Sheets. However, securities whose prices are quoted on the Over-the-Counter Bulletin Board or the Pink Sheets do not enjoy the same liquidity as securities that trade on a recognized market or securities exchange.

        In addition, each of the Common Stock and the Preferred Stock is likely to be a "penny stock" as that term is defined in the Exchange Act. Brokers effecting transactions in a "penny stock" are subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information, and broker compensation. In addition, brokers effecting transactions in a "penny stock" are also subject to additional sales practice requirements under Rule 15g-9 of the Exchange Act including making inquiries into the suitability of "penny stock" investments for each customer or obtaining a prior written agreement for the specific "penny stock" purchase. Because of these additional obligations, some brokers will not effect transactions in "penny stocks."

        There may also be statutory restrictions on transferability for some holders who receive Common Stock or Preferred Stock under the Plan.

        As a result, holders of Common Stock and Preferred Stock may have substantial difficulty in selling or otherwise disposing of those shares.

        The market price of the Common Stock and the Preferred Stock is likely to be highly volatile

        The Common Stock and the Preferred Stock will not be quoted on any market or listed on any securities exchange. The Common Stock and the Preferred Stock are each also likely to be a "penny stock." As a consequence, although prices for the Common Stock and the Preferred Stock may be quoted on the Over-the-Counter Bulletin Board or the Pink Sheets, there may be limited trading activity in those securities. In addition, the securities were issued pursuant to the Plan to holders of claims and interests in Old NTL prior to the Effective Date, some of whom may prefer to liquidate their investment rather than hold such securities on a long-term basis. Sales or attempted sales of large amounts of those securities could result in substantial volatility in the prevailing market prices.

        The Preferred Stock has a significant preference over the Common Stock

        The Preferred Stock enjoys significant rights and preferences over the Common Stock. The Charter which governs the Common Stock and the Preferred Stock requires the Company to pay semi-annual dividends to holders of the Preferred Stock on a cumulative basis, and imposes limitations on the payment of dividends on the Common Stock. Furthermore, on the Effective Date and pursuant to the Plan, the Company redeemed $25 million in aggregate liquidation preference of the Preferred Stock. Immediately following such redemption, approximately $350 million of aggregate liquidation preference of Preferred Stock remains outstanding. In a liquidation of the Company, holders of Preferred Stock would be entitled to payment of the liquidation preference in full before any distribution could be made to holders of Common Stock. There can be no assurance that in the event of a liquidation the holders of Preferred Stock would receive the full amount of their liquidation preference, and it is likely that there would be no assets available for distribution to holders of Common Stock who would receive no recovery. The Preferred Stock is also entitled to mandatory redemption out of the net proceeds of any asset sale for cash by the Company or its subsidiaries, subject to some limited exceptions set forth in the Charter.

        The Company may not be able to pay dividends on or redeem the Preferred Stock or Common Stock

        Under Delaware law, unless a corporation has available surplus it cannot pay dividends on or redeem its capital stock, including its preferred stock. Following the Effective Date, the Company may not have available surplus as determined under Delaware law and may be unable to pay dividends on or redeem any of its capital stock, including the Preferred Stock, unless and until such time as the Company has available surplus. The payment of dividends to holders of Common Stock will be at the discretion of the Company's Board of Directors and will depend upon the availability of surplus under Delaware law and among other things, future earnings, operations, capital requirements, the Company's general financial condition and the general financial condition of the Company's subsidiaries and affiliated joint ventures. It is likely that the Company will never declare and pay dividends on the Common Stock.

        The Company has limited liquidity, raising substantial doubt about its ability to continue as a going concern

        The Company is a holding company with no independent operations or significant assets other than its cash received pursuant to the Plan and its investments in its subsidiaries and affiliated joint ventures. The Company does not anticipate that it will receive cash distributions from its subsidiaries or affiliated joint ventures in the foreseeable future, if ever. In addition, the terms of existing and future obligations and indebtedness of the respective subsidiaries and affiliated joint ventures and the laws of the jurisdictions under which they are organized may limit the Company's ability to receive payment of dividends, loans and loan repayments and other distributions from its subsidiaries and affiliated joint ventures. The Company's Swiss subsidiaries have no current ability to draw under the existing Cablecom Credit Facility (as defined in Section IV, Description of the Company's Business - "Cablecom Credit Facility and Cablecom Credit Facility Amendment and Waiver"). The term loan tranche of the Cablecom Credit Facility is fully drawn and the revolving portion has been capped at its utilized amount of CHF 1.055 billion. In addition, the Cablecom Credit Facility is due for repayment on April 30, 2003. Without a restructuring or other consensual agreement between the Company and the lenders under the Cablecom Credit Facility, substantial investment from a third party or further borrowing, Cablecom would be unable to comply with this obligation, and this would have a material adverse effect on its business and that of the Company. There can be no assurance that, if necessary, either Cablecom or the Company will be able to obtain additional funding or reach a consensual agreement with the lenders under the Cablecom Credit Facility on acceptable terms, or at all, the absence of which may have a material adverse effect on the Company's continued viability. See "- No assurance of future funding."

        No assurance of future funding

        The ability of the Company and its subsidiaries and affiliated joint ventures to meet their respective near term funding requirements upon consummation of the Plan is dependent upon a number of factors, including the revenue, if any, generated by the Company's subsidiaries and affiliated joint ventures, agreement with the lenders under the Cablecom Credit Facility, distributions from the companies in which the Company has investments and the existing cash balances of the Company, its subsidiaries and its affiliated joint ventures, as applicable. The majority of the Company's holdings are currently being restructured, and it is possible that one or more of these holdings may be sold, transferred, foreclosed upon, liquidated, wound-up or otherwise disposed of in the near future or at a later date. The Company does not anticipate that it will receive cash distributions from its subsidiaries or affiliated joint ventures in the foresee-able future, if ever, nor can there be any assurance that the Company or its subsidiaries will receive any proceeds in the event of the disposition of these assets.

        Recently, the capital markets have been largely unavailable to new issuances of securities by telecommunications and media companies, and their ability to obtain financing from bank lenders and equipment suppliers has also become more restricted. In light of these factors and the restrictive terms of the Preferred Stock, including those provisions entitling the holders thereof to the net proceeds of any asset sale for cash by the Company or its subsidiaries, subject to some limited exceptions set forth in the Charter, it will be difficult for the Company to raise additional funding. If the Company is able to raise additional funds, there is no guarantee that the amount raised will be sufficient to meet the needs of the Company and its subsidiaries and affiliated joint ventures, or that the terms of such financing will be favorable to the Company. If additional funds are not available on acceptable terms, or at all, the Company's business, financial condition and continued viability will be materially adversely affected. See Risk Factors Relating to Cablecom - "Negative impact of failure to repay the Cablecom Credit Facility."

        Potential liability for unpaid financing fees

        In connection with the bar date for filing of securities laws claims against the Debtors pursuant to an order of the Bankruptcy Court, proofs of claim were filed against Old NTL Inc., NTL Delaware and NTL CC by Morgan Stanley Senior Funding Inc. for $11.4 million. These claims are asserted by Morgan Stanley Senior Funding Inc. in respect of alleged unpaid financing fees for commitments of capital made in 1999. The Company and NTL Delaware believe they have grounds for challenging these claims.

        Forced sales of the Company's assets or restructurings of those assets may have a detrimental effect on the Company

        If, after the Effective Date, the Company is required to sell all or a majority of its interest in NTL Cablecom Holding GmbH and its subsidiaries (the "Cablecom Group") (see Risk Factors Relating to Cablecom - "No assurance of a sale of, or outside investment in, the Cablecom Group that will generate value to the Company"), the Company's material holdings would include only Premium TV Limited, NTL Lanbase, SL, NTL Broadcast (Thailand) Ltd., NTL Broadcast Sdn Bhd and investments in certain joint ventures. If this were to occur, the Company could face United States regulatory issues under the Investment Company Act of 1940, as amended, associated with holding minority interests in operating companies (instead of controlling the operations of the minority interests), and the Board of Directors and senior management of the Company would most likely examine the strategic alternatives available to the Company, including among others, seeking a merger with, or an investment in, an operating company and/or a liquidation of the remaining assets of the Company.

        There can be no assurance that any of these strategic alternatives would be available to the Company or, if available, what the terms, conditions or timing of such transactions or their impact on the business, finances and operations of the Company, its creditors and its stockholders would be. If the Company is forced to sell all or a majority of its interest in the Cablecom Group, this transaction may have a material adverse effect on the Company.

        Negative implications of guaranty obligations

        The Company has guaranteed the obligations of one of its subsidiaries, the exposure of which is currently in the aggregate amount of up to approximately (pound)4.2 million. NTL Delaware has guaranteed the obligations of certain of the Company's subsidiaries and affiliated joint ventures, the exposure of which is currently in the aggregate amount of up to approximately (pound)13 million. If the relevant subsidiaries or affiliated joint ventures fail to fulfill these obligations, such subsidiaries and affiliated joint ventures, as well as the Company and NTL Delaware, may be sued for damages. In addition under the shareholder arrangements relating to certain of the affiliated joint ventures, the relevant joint venture partner may in such circumstances have the option to compulsorily acquire the Company's indirect interest in the relevant joint venture at a discount, resulting in the Company selling its indirect interest at a potential loss.

        Prejudice to the Company's interest in content joint ventures

        The Company continues to own an interest in joint ventures whose continuance is dependent on the provision of content or services to NTL UK and Ireland's cable business in the United Kingdom or the provision of certain services on specified terms by NTL UK and Ireland and its subsidiaries to such joint ventures. If NTL UK and Ireland breaches its carriage or service agreements with such joint ventures or fails to renew them, there can be no assurance that the Company will be able to retain the indirect interests that NTL Delaware currently has in such joint ventures. Subsidiaries of NTL UK and Ireland are major customers of such joint ventures and termination or non-renewal of the carriage or service agreements may adversely affect the performance of such joint ventures.

        Potential liabilities with respect to funding obligations of NTL UK and Ireland liabilities

        In addition to the guaranty obligations of certain of the Company's subsidiaries and affiliated joint ventures, following the Effective Date, the Company and NTL Delaware will continue as a result of existing contractual commitments to guarantee the obligations of certain companies in the NTL UK and Ireland group relating to ordinary course contracts and leasehold property. The Company can give no assurance that those companies in the NTL UK and Ireland Group will meet their obligations under the applicable contracts and leases. If those companies in the NTL UK and Ireland Group fail to meet their obligations, the Company and NTL Delaware may be liable to pay sums to cover the liability of those companies in the NTL UK and Ireland group with respect to such contracts and leases.

        Provisions of the Cablecom Credit Facility and the Company's corporate governance documents may prevent transactions involving a change of control of the Company

        Some provisions of the Cablecom Credit Facility, which either require such indebtedness to be repaid or give the holder the option to require repayment, could have the effect of delaying or preventing transactions involving a change of control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of stockholders of the Company to approve transactions that they may deem to be in their best interest.

        The Charter and bylaws of the Company contain provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued Common Stock and preferred stock of the Company, of preventing or making more difficult transactions involving a change of control of the Company. In addition, the Company's Rights Agreement may have a significant anti-takeover effect. The Rights Agreement has the potential to significantly dilute the ownership interests of an acquiror of shares of Common Stock, and therefore may have the effect of delaying, deterring, or preventing a change in control of the Company. For further information, please see Form 8-A/A.

Risk Factors Relating to Cablecom

        Negative impact of failure to repay the Cablecom Credit Facility

        Under the terms of the Cablecom Credit Facility, no further funding is available to Cablecom without the consent of the lenders under the Cablecom Credit Facility. Unless the Cablecom Credit Facility is restructured, it will be repayable in full on April 30, 2003. Without a restructuring or other consensual agreement between the Company and the lenders under the Cablecom Credit Facility, substantial investment from a third party or further borrowing, Cablecom would be unable to comply with this obligation, and this would have a material adverse effect on its business and that of the Company.

        As a consequence of a number of events of default, including the commencement of Old NTL's Chapter 11 cases, Cablecom is currently in default under the Cablecom Credit Facility. Waiver of such defaults will be sought in due course or in connection with any potential restructuring of the Cablecom Credit Facility. There can be no assurance that the lenders under the Cablecom Credit Facility will not accelerate the repayment of amounts due under the Cablecom Credit Facility prior to Cablecom receiving a waiver of such event of default. Furthermore, there can be no assurance that Cablecom will successfully negotiate a waiver on favorable terms, if at all, or reach agreement on a consensual restructuring.

        No assurance of a sale of, or outside investment in, the Cablecom Group that will generate value to the Company

        Pursuant to the Cablecom Credit Facility, NTL Cablecom Holding GmbH and/or Cablecom and/or NTL Delaware have agreed to approve any outside investment in, or sale of all or a part of, the Cablecom Group, which is acceptable to the lenders under the Cablecom Credit Facility.

        Under an agreement made between J.P. Morgan Chase Bank, Morgan Stanley Senior Funding Inc., and The Royal Bank of Scotland plc as the coordinators for the lenders under the Cablecom Credit Facility on the one hand and NTL Cablecom Holding GmbH, Cablecom, NTL Delaware, and Cable Connect Switzerland 1 CV on the other hand, it has been agreed that if a sale of all or a part of the Cablecom Group is consummated on or before August 31, 2003, the lenders under the Cablecom Credit Facility will be entitled to receive additional interest equal to 20% of the net proceeds of such a sale after repayment of the amounts outstanding under the Cablecom Credit Facility and related finance documents and other expenses and taxes associated with the sale.

        Under the Cablecom Credit Facility and subsequent agreement referred to above, there is an obligation upon Cablecom to appoint an investment bank to advise upon a proposed sale of, or outside investment in, the Cablecom Group. However, with the knowledge of the lenders under the Cablecom Credit Facility (notwithstanding the provisions of the aforesaid agreements), such appointment has not been made and the formal process of seeking a sale of, or outside investment in, the Cablecom Group has not yet commenced.

        There can be no assurance that any outside investment in, or sale of all or a part of, the Cablecom Group pursuant to the Cablecom Credit Facility will be possible on terms that are acceptable to the lenders under the Cablecom Credit Facility and/or favorable to the Company and such investment or sale may have a material adverse effect on the Company's finances and business.

        Further, if a third party makes an investment in the Cablecom Group, there can be no assurance that the Company will be able to maintain its control to direct the management of the Cablecom Group and its equity ownership may be substantially diluted.

        If Cablecom is sold, the Company will become a holding company whose principal assets are Premium TV Limited and its minority holdings described in
Section IV, Description of the Company's Business - Other Interests of the Company. The Company does not have the ability to direct the management of these minority holdings and there can be no assurance that the Company will be able to maintain its current shareholdings in these companies. See Risk Factors Relating to the Company and its Securities - "Forced sales of the Company's assets or restructurings of those assets may have a detrimental effect on the Company."

        Cablecom may become "overindebted" under Swiss law in the future

        Under Swiss law, if a company's liabilities exceed its assets, the company will be deemed to be "overindebted". If Cablecom or any of its subsidiaries were to become overindebted, this would constitute an event of default under the Cablecom Credit Facility, which would entitle the lenders to accelerate repayment. In addition, under Swiss law, the board of directors of an overindebted company is generally obliged to notify a judge of overindebtedness so that the judge may either institute insolvency proceedings or postpone such adjudication and take appropriate measures to preserve the value of the assets. An overindebted company is not required to notify a judge if the creditors of the overindebted entity subordinate their claims in the amount of the overindebtedness. As of December 31, 2001, Cablecom's and seven of its direct and indirect subsidiaries' liabilities exceeded their respective assets, and those entities were deemed to be overindebted. On April 30, 2002, the overindebtedness in respect of Cablecom was resolved by an agreement with the Cablecom lenders and implementation of an intra-group transaction. The problem of overindebtedness in certain of the overindebted subsidiaries was resolved on June 26, 2002 and June 27, 2002 when they were merged into Cablecom and other members of the Cablecom Group. The remaining overindebted subsidiaries were not merged, but the overindebtedness issue was resolved in those subsidiaries by way of subordination agreements which obviated any requirement to institute insolvency proceedings in respect of these companies. Future developments in Cablecom's business, as well as external factors, could result in a reemergence of the overindebtedness issue under Swiss law. In particular, absent a restructuring or other consensual agreement between the Company and the lenders under the Cablecom Credit Facility, overindebtedness is likely to become an issue since the Cablecom Credit Facility is due for repayment on April 30, 2003, and it will not be possible to repay the facility without substantial investment from a third party or further borrowing. Reemergence of the overindebtedness issue may have a material adverse effect on Cablecom's business and that of the Company.

        Agreement with the Swiss Price Regulator may have a negative impact on Cablecom's business

        Cablecom was involved in proceedings before the Swiss Price Regulator that attempted to regulate the prices charged for basic television service provided by Cablecom. Cablecom and the Swiss Price Regulator have recently agreed upon a settlement pursuant to which Cablecom must not charge more than CHF 19.50 per month per subscriber for such basic television service for the period 2003-2004. Cablecom expects that a settlement agreement to that effect will be signed in the near future. The immediate result of the settlement is that Cablecom's price structure has been set back to approximately 2001 levels, which will reduce Cablecom's cash flows and may have a material adverse effect on Cablecom's business and that of the Company.

        Litigation with Teleclub may have a negative impact on Cablecom's business

        At present, Cablecom is involved in proceedings before the Swiss Competition Commission where an order is being sought forcing Cablecom to distribute Teleclub AG's ("Teleclub") programs over a set-top box of Teleclub's own choosing. A preliminary order was granted against Cablecom, requiring certain interim measures, including, among other things, that Cablecom transmit the digital television signals of Teleclub on the Cablecom network, and stating that any appeal of the preliminary order would not have the effect of suspending the interim orders contained therein. The Appeals Commission in Competition Matters has confirmed such interim measures. Cablecom has chosen not to pursue a further appeal. As a result, Cablecom commenced distribution of Teleclub's digital signal over Cablecom's network on December 16, 2002. In the main proceeding, Teleclub is asking the Competition Commission to issue a permanent order pursuant to which Cablecom would be forced to distribute its programs in the manner described above. In addition, Teleclub is also asking the Competition Commission to set conditions, including prices, that Cablecom would be permitted to impose on Teleclub in connection with the distribution of its programs. The confirmation of the interim orders by the Appeals Commission in Competition Matters as a practical matter will grant open access to Cablecom's network to Teleclub and other television service providers. In the course of further proceedings before the Competition Commission, Cablecom will seek the Competition Commission's approval that it should be paid a fair price for the services provided to Teleclub (and possibly other television service providers). There is a risk, however, that Cablecom will not be successful in convincing the Competition Commission of its view and accordingly will be ordered to provide such services at prices considered to be inadequate by Cablecom. This may have a material adverse effect on Cablecom's business and that of the Company.

Risk Factors Relating to the Company's Investment in Premium TV Limited

        Lack of growth in the market for online premium sports content may have a negative effect on Premium TV Limited's revenue

        Consumer demand for online premium sports content (and in particular, online UK football content) has failed to grow according to market expectations. If such demand does not grow significantly in the near term, this will adversely impact Premium TV Limited's revenue. The growth in demand for this content is heavily linked to the growth in penetration of broadband internet access within the UK. Broadband facilitates the delivery of complex data such as video and audio to the consumer quickly and with high quality pictures and/or sound. Growth in broadband penetration could be adversely affected by a number of factors, including poor marketing, technical issues and/or high retail prices. There can be no assurance that either the market for broadband or customer demand for online premium sports content will grow in the future, which if growth did not occur would have a negative effect on Premium TV Limited's revenue growth.

        Uncertainty regarding Premium TV Limited's interests in and obligations to certain joint ventures

        As a result of Old NTL's recapitalization process and its failure to fund certain of the Premium TV joint ventures in which Old NTL had an interest, the joint venture partners in such joint ventures may assert that they have rights to compulsorily acquire Premium TV Limited's interest in the relevant joint venture at a third party appraisal valuation. Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discussions do not reach a resolution accept able to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities.

        In the case of one of its joint ventures, Premium TV Limited may retain funding obligations notwithstanding that the other joint venture party may have exercised a right to acquire Premium TV Limited's equity interest in such joint venture following confirmation of the Plan. Although the Company will endeavor to reach agreement with such joint venture party on these funding obligations, there can be no assurance that the funding obligations will be extinguished.

        Lack of solvency of UK Professional Football Clubs may have a negative effect on Premium TV Limited's business and that of the Company

        A number of the football clubs with whom Premium TV Limited has entered into internet/media rights joint ventures and other arrangements are currently experiencing financial difficulties. As a result of these financial difficulties, the football clubs could seek, among other things, to make organizational changes, including staff reductions or other changes, to reduce marketing or other support of Premium TV Limited initiatives, to reduce capital expenditure, to renegotiate contractual terms or to cease operations entirely. Any of these developments may have a material adverse effect on Premium TV Limited's business and that of the Company.

Risk Factors Relating to the Company's Investment in B2

        Negative implications of rejection of Old NTL's investment agreement with B2

        On April 15, 2002, a funding request for more than $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL's investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with this request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders' agreement. Pursuant to the applicable documents, if this occurs the majority of the other shareholders may also elect to terminate the shareholders' agreement with respect to Old NTL and exercise a contractual right to acquire on a pro rata basis Old NTL's interest in B2 at 25% of fair market value. If the other shareholders were able and elected to exercise these rights, Old NTL could be forced to sell its stake in B2 at a loss.

        On October 4, 2002, Old NTL filed a motion with the Bankruptcy Court to reject the B2 investment agreement and shareholders' agreement under section 365 of the Bankruptcy Code, and the Bankruptcy Court subsequently authorized Old NTL's rejection of the agreements. On November 8, 2002, B2 and the other shareholders filed proofs of claim with the Bankruptcy Court asserting their right to recover: (i) more than $20 million from Old NTL in respect of the unpaid funding request, (ii) unspecified damages for Old NTL's failure to perform under the relevant agreements, and (iii) unspecified costs and expenses incurred in the exercise of their remedies under the agreements. Additionally, B2 and the other shareholders reserved their rights to avail themselves of any remedies under the investment agreement and shareholders' agreement and to take any actions to acquire Old NTL's interest in B2, as described above. The Company has had preliminary discussions with B2 and its other shareholders regarding a possible settlement, but there can be no assurance that such a settlement will be reached in a timely manner, if at all, or that the terms of any such settlement will be favorable to the Company. In the absence of any such settlement, the Company intends to object to the proofs of claim filed by B2 and the other shareholders. In accordance with the stipulation approved by the Bankruptcy Court on September 5, 2002, the Bankruptcy Court will retain jurisdiction to adjudicate the claims of B2 and the other shareholders pursuant to Swedish law.

Actual results may turn out to be materially different from any forward-looking statements included or incorporated by reference in this Current Report on Form 8-K

        Certain statements contained in this Form 8-K may constitute "forward-looking statements." When used in this Form 8-K, the words, "believe," "anticipate," "should," "intend," "plan," "will," "may," "could," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company and its subsidiaries and affiliated joint ventures, or industry results, to be materially different from those contemplated or projected, forecasted, estimated or budgeted, whether expressed or implied, by such forward-looking statements.

        Such factors include, among others, those set forth in this section under the caption "Risk Factors" as well as: the ability of the Company and its subsidiaries and affiliated joint ventures to continue as going concerns; the ability of the Company and its subsidiaries and affiliated joint ventures to obtain trade credit and shipments and terms with vendors and service providers for current orders; the ability of the Company and its subsidiaries and affiliated joint ventures to maintain contracts that are critical to their respective operations; potential adverse developments with respect to the Company and its subsidiaries and affiliated joint ventures' liquidity, operations or results of operations; the ability to fund and execute the business plans of the Company and its subsidiaries and affiliated joint ventures; the ability to attract, retain and compensate key executives and associates of the Company and its subsidiaries and affiliated joint ventures; the ability of the Company and its subsidiaries and affiliated joint ventures to attract and retain customers; general economic and business conditions; technological developments; the ability of
the Company and its  subsidiaries  and affiliated  joint ventures to continue to
design  networks,   install   facilities,   obtain  and  maintain  any  required
governmental licenses or approvals and finance construction and development, all in a timely manner at reasonable costs and on satisfactory terms and conditions; assumptions about customer acceptance, churn rates, overall market penetration
and  competition  from  providers  of  alternative   services;   the  impact  of
restructuring and integration actions; the impact of new business opportunities requiring significant up-front investment; and interest rate and currency exchange rate fluctuations. The Company assumes no obligation to update the forward-looking statements contained or incorporated by reference herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

IV.     Description of the Company's Business

Cablecom GmbH

        Overview

        Cablecom is Switzerland's largest cable operator with approximately 54% of the Swiss cable television market as of September 30, 2002. Cablecom currently operates in the following three business areas:

        (1) Cable Networks. Residential cable television is Cablecom's largest business and comprises 28 different cable networks of which six are wholly-owned by Cablecom. This accounts for approximately 91% of total managed subscribers. As of September 30, 2002, Cablecom had a penetration rate of over 91% of homes passed, 82% of homes passed have been converted to digital and 53% of homes passed had bi-directional capability. Approximately 64,761 digital television customers and 117,416 broadband Internet subscribers were connected as of September 30, 2002. Furthermore, Cablecom had approximately 100,324 dial up subscribers at that time. Approximately 82% of Cablecom's subscribers are in the German speaking region of Switzerland, 10% in the French speaking region and the remainder in the Italian speaking region.

        (2) Cablecom Business. Cablecom Business AG, a wholly-owned subsidiary of Cablecom, offers advanced data services to the Swiss business segment. With one of two national fiber backbones, Cablecom Business provides voice and data services to the small, medium and multi-site national segments. Current products include leased lines, virtual private networks, connectivity, and carriers' carrier services.

        (3) Engineering Services. Cablecom, through Cablecom Business AG, also provides cable television engineering services to third parties. In this business segment, Cablecom is the leader in Swiss cable television engineering with a market share of 75%. Services include third-party cable television systems and network infrastructure planning and design, project manage ment, and network measurement and maintenance.

        Network Upgrade. Cablecom is currently upgrading its nationwide network, which consists of three interconnected segments:

        (1)    Fiber optic backbone ("Backbone");

        (2)    Hybrid-fiber coaxial or "HFC" network; and

        (3)    In-house installations.

        Cablecom's network upgrade program comprises installing new Backbone connections, installing new HFC nodes and connecting them to the Backbone, installing a return path in the HFC amplifiers and replacing the in-house wiring or installing filters. Over 82% of homes passed were upgraded at the end of 2001. Moreover, as HFC networks in each area are upgraded, Cablecom upgrades in-house installations at the request of subscribers wishing to subscribe to new services, including digital cable television, high-speed Internet and telephony services.

        Cable Television Services. In November 1999, Cablecom launched digital services under the SwissFun brand name in German-speaking regions. SwissFun is currently referred to as "digital TV." As of September 30, 2002, Cablecom had approximately 65,426 digital television subscribers. Using a purchased or leased set-top-box, Cablecom subscribers can access an additional 30 digital channels and 25 radio channels for free, as part of their basic television subscription offering. The subscribers can then subscribe to over 25 additional channels in pay packages.

        In addition to increasing the number of channels that can be broadcast, the introduction of digital broadcasting allows Cablecom to address each set-top-box individually, providing Cablecom with the necessary flexibility to bundle expanded basic and pay channels into more attractive pay packages.

        Since September 2002, Cablecom has been offering additional pay-per-view services over its network. Customers have the opportunity to individually purchase up to 20 popular or erotic movies each month on a pay-per-view basis.

        Internet Services. Cablecom will continue to roll out high-speed Internet access services throughout its service areas as its networks are upgraded to bi-directionality through 2006. To maximize the return on capital expenditure, Cablecom is first upgrading subscriber areas where demand is the highest. As of September 30, 2002, Cablecom provided cable modem services to approximately 117,416 subscribers.

        In its franchise areas, Cablecom offers both residential customers and businesses Internet access services connecting users to SwissOnline's portal via Cablecom's network, and thus retains all usage related revenues for dial-up services and all access revenues for all types of subscription-based Internet services such as pay dial-up and high-speed Internet services.

SwissOnline is a wholly-owned subsidiary of Cablecom and one of Switzerland's largest Internet service providers and one of the leading portals in Switzerland.

        Telecommunication Services. Apart from Swisscom, Cablecom is the only company with a nationwide footprint and a local loop infrastructure in Switzerland. Cablecom expects to be able to provide broadband local loop infrastructure access to nearly 50% of Swiss households. Cablecom's local loop networks cover all major Swiss cities, except Lausanne and Geneva, where Cablecom has a 12.2% stake in 022 Telegeneve, a company which provides such coverage.

        In December 2001, lab testing and field trials of the Cablecom VoIP telephony product proved successful. In November 2002, an employee test was launched which will be followed by a consumer test launch in the first quarter of 2003. Cablecom plans the commercial launch of its telephony product in the first half of 2003.

        Competition For Cablecom In Switzerland

        (1) Cable Television. Cablecom is Switzerland's largest cable operator with approximately 54% of the Swiss cable television market as of September 30, 2002. Despite consolidation in the industry, which was led by Cablecom, the cable services industry remains highly fragmented. Cablecom offers value added services, including digital television, pay-television, interactive-television, video- and audio-on-demand, high speed Internet, and in the near future voice-over-Internet Protocol-telephony. These services, if offered, will compete with third parties such as Teleclub (partly owned by the Kirch group), Canal+/ABSat, and Telpiu/Tele+, which currently provide pay-television by paying a transmission fee per subscriber to the cable operators.

        (2) Internet. In the provision of Internet services, Cablecom primarily competes with blu win (formerly Blue Window) which is owned by Swisscom, and the Internet services offered by Sunrise (TDC Switzerland AG).

        (3) Fixed Line Telephony. The principal competitor in both residential and business telephony is Swisscom, the incumbent provider of telephony services in Switzerland. A number of alternative carriers are building a network backbone infrastructure, including sunrise, which is majority owned by TDC A/S (Tele Danmark), d holding (Swiss utilities), UBS AG, and the Swiss Railways.

Cablecom Credit Facility and Cablecom Credit Facility Amendment and Waiver

        As a consequence of a number of events of default, including the commencement of Old NTL's Chapter 11 cases, Cablecom is currently in default under the Cablecom Credit Facility. Waiver of such defaults will be sought in due course or in connection with any potential restructuring of the Cablecom Credit Facility. There can be no assurance that the lenders under the Cablecom Credit Facility will not accelerate the repayment of amounts due under the Cablecom Credit Facility prior to Cablecom receiving a waiver of such event of default. Furthermore, there can be no assurance that Cablecom will successfully negotiate a waiver on favorable terms, if at all.

        The debt outstanding under the credit agreement, dated March 28, 2000, as amended on May 16, 2000 and as amended and restated as of May 2, 2002, between, among others, NTL Delaware as parent, NTL Cablecom Holding GmbH as shareholder, Cablecom as principal borrower, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers, J.P. Morgan Europe Limited as agent, and the lenders party thereto, as may be further amended and/or restated from time to time (the "Cablecom Credit Facility") described below and attached hereto as Exhibit 10.2 and incorporated by reference herein is an obligation solely of the Cablecom Group and is non-recourse to the Company. If no further investment is made into Cablecom and/or the Cablecom Credit Facility is not restructured and/or further borrowing is not permitted, Cablecom will be unable to repay the Cablecom Credit Facility, which is payable on April 30, 2003 (although the maturity date may be extended at the option of an instructing group of lenders under the Cablecom Credit Facility to December 31, 2003). See Section III, Risk Factors - Risk Factors Relating to Cablecom - "Negative impact of failure to repay the Cablecom Credit Facility" and Risk Factors Relating to the Company and its Securities - "No assurance of future funding."

        Under the Cablecom Credit Facility, the Cablecom lenders have made available to Cablecom and certain members of the Cablecom Group a term facility of CHF 2.7 billion and a revolving facility in an aggregate amount of CHF 1.4 billion.

        The term facility is fully drawn. The revolving facility has been capped at its utilized amount of CHF 1.055 billion although the availability may be increased with the consent of the requisite majority of the lenders under the Cablecom Credit Facility. The revolving facility is intended to finance operating expenses, working capital and general corporate requirements.

        The liabilities under the Cablecom Credit Facility are supported by:
(i) guaranties from NTL Cablecom Holding GmbH, the immediate parent of Cablecom and certain other members of the Cablecom Group; (ii) security over the shares of Cablecom and certain other members of, and investments held by, the Cablecom Group; (iii) security over receivables of certain members of the Cablecom Group; and (iv) security over certain intra-Cablecom Group loans.

        Amounts outstanding under the Cablecom Credit Facility bear interest at LIBOR plus the additional interest intended to compensate the lenders under the Cablecom Credit Facility for the costs of complying with cash deposit requirements imposed by the Bank of England and the European Central Bank and fees levied by the United Kingdom Financial Services Authority plus a margin which ratchets, depending upon the fulfillment of specified financial ratios, between 2.50% per annum and 0.75% per annum.

        The Cablecom Credit Facility contains comprehensive information undertakings and affirmative and negative covenants. The affirmative covenants include financial covenants stipulating minimum EBITDA, high-speed Internet subscribers and liquidity headroom plus a total cash interest cover ratio and maximum capital expenditures. The affirmative covenants also include an undertaking to appoint an investment bank to advise in connection with an outside investment in, or sale of, the Cablecom Group as discussed below.

        The occurrence of a number of events of default entitle the agent (or oblige the agent on the instructions of an instructing group of lenders under the Cablecom Credit Facility) to cancel any undrawn portion of the revolving facility and/or require the immediate repayment of all amounts outstanding under the Cablecom Credit Facility and/or to declare all such amounts due and payable on demand and/or to enforce or direct the enforcement of the security. Such events of default include: (i) failure to pay; (ii) breaches of representations; (iii) breaches of obligations and undertakings under the Cablecom Credit Facility and related finance documents; (iv) cross-defaults;
(v) the occurrence of certain insolvency contingencies affecting NTL Delaware, NTL Cablecom Holding GmbH or members of the Cablecom Group; (vi) displacement of management, compulsory acquisition or seizure of revenues or assets by government authority; (vii) repudiation of finance documents; (viii) illegality; and (ix) the occurrence of any event or circumstance which would have a material adverse effect.

        The Cablecom Credit Facility provides for the payment of agency and arrangements fees and the payment of commitment commission on the daily undrawn amount under the revolving facility at a rate (depending upon the amounts undrawn) of 0.50% or 0.75% per annum payable quarterly in arrears. This commitment commission is payable on the full undrawn amount of the revolving facility notwithstanding that its availability is capped at a level below the nominally available amount. There is a back-end fee of 1.25% payable on the full amount of the Cablecom Credit Facility (again notwithstanding the cap) upon repayment and cancellation of the Cablecom Credit Facility.

Cablecom Outside Investment and/or Sale Process
-----------------------------------------------

        Pursuant to the amendment of the Cablecom Credit Facility, entered into on April 30, 2002, it was agreed that the Cablecom lenders have the following rights in connection with an outside investment in, or sale of, the Cablecom Group, as required by the Cablecom Credit Facility:

               o if the lenders under the Cablecom Credit Facility are not satisfied with the progress made towards a sale of, or investment in, the Cablecom Group by August 31, 2002, Cablecom is obligated to appoint a reputable investment bank approved by the steering committee of the lenders under the Cablecom Credit Facility to advise it in connection with the sale of all or part of, or an investment in, the Cablecom Group;

               o to require Cablecom to prepare, in consultation with such investment bank(s), a mutually agreed time line in relation to a possible outside investment in, or sale of all or a part of, the Cablecom Group;

               o to require the prompt notification to the agent acting on behalf of the lenders under the Cablecom Credit Facility of any material developments which occur after the engagement of such investment bank(s) in connec tion with the proposed outside investment in, or sale of all or a part of, the Cablecom Group, including the receipt of any investment or sale proposal relating to the Cablecom Group; and

               o to direct NTL Cablecom Holding GmbH and/or Cablecom and/or NTL Delaware to approve any proposed outside investment in, or sale of all or a part of, the Cablecom Group, which is acceptable to the lenders under the Cablecom Credit Facility and to require NTL Cablecom Holding GmbH and/or Cablecom and/or NTL Delaware to obtain the consent or approval of any person holding an interest in the Cablecom Group that would be required to approve an outside investment in, or sale of all or a part of, the Cablecom Group.

        Under a subsequent agreement made on May 2, 2002 between J.P. Morgan Chase Bank, Morgan Stanley Senior Funding Inc., and The Royal Bank of Scotland plc as the co-ordinators for the lenders under the Cablecom Credit Facility on the one hand and NTL Cablecom Holding GmbH, Cablecom, NTL Delaware, and Cable Connect Switzerland 1 CV on the other hand, it was agreed that the lenders under the Cablecom Credit Facility shall have the following rights:

               o to direct Cable Connect Switzerland 1 CV to approve any proposed outside investment in, or sale of all or a part of, the Cablecom Group which is acceptable to the lenders under the Cablecom Credit Facility and to require it to obtain the consent or approval of any person holding an interest in the Cablecom Group that would be required to approve an outside investment in, or sale of all or a part of, the Cablecom Group; and

               o if a sale of all or a part of the Cablecom Group is completed at any time on or prior to August 31, 2003 where the consideration received by the Company (after deduction of all costs, expenses, liabilities, taxes, and/or duties incurred and/or payable in connection with the sale) exceeds the amounts outstanding under the Cablecom Credit Facility and related finance documents at such time, the lenders under the Cablecom Credit Facility are entitled to receive additional interest on the loan equal to 20% of any such excess consideration that, in the absence of such arrangement, the Company (or one of its subsidiaries, as the case may be) would have actually received and been entitled to retain for its own account, net of all taxes and levies arising from such payment to the lenders under the Cablecom Credit Facility; if the consideration is received in installments, the lenders under the Cablecom Credit Facility's entitlement will be paid in the like installments and if the consideration is non-cash, the lenders under the Cablecom Credit Facility's entitlement will be in like kind.

        Under the agreement discussed above, the requirement of Cable Connect Switzerland 1 CV and/or NTL Cablecom Holding GmbH and/or Cablecom and/or NTL Delaware to obtain the consent or approval of any person whose consent or approval is required in connection with an outside investment in, or sale of all or a part of, the Cablecom Group does not extend to the obtaining of any consent or approval from any lenders under the Cablecom Credit Facility or any applicable governmental or regulatory authority. The parties agreed to mutually cooperate to complete any investment or sale in the most tax-efficient manner for the Company. See Section III, Risk Factors - Risk Factors Relating to Cablecom - "No assurance of a sale of, or outside investment in, the Cablecom Group that will generate value to the Company."

        Under the Cablecom Credit Facility and subsequent agreement referred to above, there is an obligation upon Cablecom to appoint an investment bank to advise upon a proposed sale of, or outside investment in, the Cablecom Group. However, with the knowledge of the lenders under the Cablecom Credit Facility (notwithstanding the provisions of the aforesaid agreements), such appointment has not been made and the formal process of seeking a sale of, or outside investment in, the Cablecom Group has not yet commenced.

Swiss Regulation Affecting Cablecom
-----------------------------------

        A comprehensive new regulatory framework governing telecommunications services in Switzerland was established with the entry into effect on January 1, 1998 of the Telecommunications Act and a concurrent restatement of the Radio and Television Act. The new regulatory regime opened both the telecommunications and cable television markets to enhanced competition.

        (1)    Telecommunications Act

        The Telecommunications Act sets forth the general framework for the transmission of voice and data information through telecommunications devices. The provisions of the Telecommunications Act apply by default to the transmission and retransmission of radio and television signals, unless the Radio and Television Act stipulates different rules.

        According to the Telecommunications Act, any operator which provides telecommunications services and independently operates a significant portion of a network must obtain a license. If certain technical and organizational criteria are met, the operator is entitled to obtain such license. Special rules apply to the use of the radio frequency spectrum and the provision of universal service. Fixed line carriers and cable television operators have a legal right to lay cables on public property in order to build their networks.

        Under the Telecommunications Act, responsibility for regulation of the telecommunica tions sector and the promotion of fair and open competition has been allocated among several regulatory bodies, including the independent Commission for Communication (ComCom), the administrative Office for Communication (OfCom), and the Federal Department of Environment, Transport, Energy and Communication (UVEK/DETEC) as well as the Competition Commission. Whereas ComCom is acting as the exclusive licensing authority, OfCom is responsible for the day-to-day oversight of the telecommunications sector.

        The Telecommunications Act requires that a telecommunications service provider that has a dominant position in a relevant market must provide interconnection to other providers on a non-discriminatory basis and in accordance with a transparent and cost-oriented pricing policy, stating the conditions and prices separately for each interconnection service. The Telecommunications Act authorized the Swiss federal government to produce secondary legislation governing interconnection known as the Telecommunications Ordinance. Under the Ordinance, non-dominant operators providing universal service are also subject to certain interconnection duties. Market dominance is determined on the grounds of the Swiss Competition Act.

        The Ordinance specifies that a market-dominant provider must grant access to the necessary equipment, services, and information on a transparent and non-discriminatory basis, in no worse a manner than the market-dominant provider does so internally to its divisions, subsidiaries, and partners. The Ordinance requires that prices charged for interconnection services be cost-oriented (LRIC standard). To date only Swisscom, the former telecom PTT, has been designated as market dominant.

        In 2001, the Swiss Supreme Court ruled that, despite its market power, there are no legal grounds to require Swisscom to grant interconnection for rented lines and "transmission media," thereby partly reversing a prior decision by ComCom. The Swiss Supreme Court further ruled that the current law provides no basis for the "unbundling." No explanation was given as to whether this term was meant to include the full unbundling of the local loop, the shared use of the copper wire, or the provision of fast bitstream access by the incumbent at non-discriminatory terms. Following this ruling, the Federal Council on April 24, 2002 in principle decided to amend the Telecommunications Ordinance and thereby force the unbundling of the local loop as well as including rented lines in the interconnection regime. Swisscom has announced that it will challenge any such amendments in court. Both the recent move by the Federal Council and the attitude of Swisscom are likely to increase pressure on market dominant cable television operators to grant interconnection and eventually unbundled access to their local loop in one way or another.

        (2)    Radio and Television Act

        The Radio and Television Act regulates the operation, transmission, retransmission, and receipt of radio and television programs, including related information. It distinguishes between the provision of content ("programs" in the terminology of the Act) on the one hand and retransmission on the other hand. A cable television operator must obtain a blanket retransmis sion license before it can transmit content. The "must carry" rules of the Act require any licensee to retransmit uncoded television programs which are broadcast by terrestrial signals as well as the channels of the Swiss Broadcasting Corporation (SRG).

        The Act furthermore states that a licensee may neither force nor refuse to provide the access of customers to its network. Landlords of properties must also grant access if a lessee so requests and if it covers any related costs. If access is granted, a licensee may still be barred from collecting subscribers' fees if the lessees are unwilling to use the cable facilities or if a customer no longer wishes to avail itself of the services of the licensee. In this event, however, the licensee may seal the unused facilities. The Radio and Television Act is currently undergoing a compre hensive restatement.

Cablecom Regulatory Matters and Litigation
------------------------------------------

        Cablecom is subject to the regulations of the Swiss Price Regulation Act and the Swiss Competition Act. Parties found to hold and abuse a dominant market position in a given market may be subject to remedies under the provisions of these Acts; such remedies may include the regulation of prices by the Swiss Price Regulator. Cablecom was involved in proceedings before the Swiss Price Regulator, and has recently reached an agreement relating to the prices charged for basic television service it provides. Cablecom is currently also involved in proceedings before the Swiss Competition Commission where an order is being sought forcing Cablecom to distribute Teleclub's programs over a set-top box of Teleclub's own choosing. Details of both of these proceedings are described below.

        Agreement with the Swiss Price Regulator

        Cablecom was involved in proceedings before the Swiss Price Regulator which attempted to regulate the prices charged for basic television service provided by Cablecom. Cablecom and the Swiss Price Regulator have recently agreed upon a settlement pursuant to which Cablecom must not charge more that CHF 19.50 per month per subscriber for such basic television service for the period 2003-2004. It is expected that a settlement agreement to that effect will be signed in the near future. The immediate result of the settlement is that Cablecom's price structure has been set back to approximately 2001 levels, which may have a material adverse effect on Cablecom's business and that of the Company.

        Litigation With Teleclub

        At present, Cablecom is involved in proceedings before the Swiss Competition Commis sion where an order is being sought forcing Cablecom to distribute Teleclub's digital programs over a set-top box of Teleclub's own choosing. A preliminary order was granted against Cablecom, requiring certain interim measures, including, among other things, that Cablecom transmit the digital television signals of Teleclub on the Cablecom network, and stating that any appeal of the preliminary order would not have the effect of suspending the interim orders contained therein. The Appeals Commission in Competition Matters has confirmed such interim measures. Cablecom has chosen not to pursue a further appeal. As a result, on December 16, 2002, Cablecom commenced distribution of Teleclub's digital signal over Cablecom's network. In the main proceeding, Teleclub is asking the Competition Commission to issue a permanent order pursuant to which Cablecom should be forced to distribute its programs in the manner described above. In addition, Teleclub is also asking the Competition Commission to set conditions, including prices, that Cablecom should be permitted to impose on Teleclub in connection with the distribution of its programs.

Premium TV Limited
------------------

        Overview

        Premium TV Limited is a wholly owned subsidiary of the Company which focuses on the development of Internet and media rights in UK sport. It has a joint venture with Eurosport, the pan-European basic tier sports channel, to develop British Eurosport, a version of Eurosport tailored to appeal to United Kingdom viewers. This channel is currently available to all of NTL UK and Ireland's United Kingdom pay television homes.

        Premium TV Limited has also entered into long-term joint ventures with a number of United Kingdom football teams including Glasgow Rangers, Leicester City, Middlesbrough, and Newcastle United, as well as with the Football League Limited (the "League"), which represents in excess of 70 teams, and has entered into a five-year operating agreement with Aston Villa. These joint ventures are intended to develop the football teams' Internet and broadband rights which may include audio-visual footage of matches on a delayed basis and live audio coverage of matches.

        In addition, Premium TV Limited was developing a classic sports television channel, and has a contractual arrangement with the BBC permitting Premium TV Limited to show historical sporting events, including football matches, from the BBC's library. Premium TV Limited currently intends to wind down this activity and cease further development of this channel.

        Premium TV Limited is obligated to provide funding of up to approximately (pound)19 million to fund various of its joint venture interests. Of this amount, the payment of approximately (pound)13 million has been guaranteed by NTL Delaware. If Premium TV Limited fails to provide its committed funding under the relevant shareholder arrangements relating to these joint ventures, Premium TV Limited and, in respect of the guaranteed amounts, NTL Delaware, may be sued for non-payment. As a result of Old NTL's recapitalization process and its failure to fund certain of these joint ventures, the relevant joint venture partners may assert that they can compulsorily acquire Premium TV Limited's interest in the relevant joint venture at a third party appraisal valuation. Premium TV Limited is currently in discussions with certain of these joint venture partners with a view to restructuring the relevant joint ventures. In the event that these discus sions do not reach a resolution acceptable to Premium TV Limited, Premium TV Limited may seek to discontinue these joint ventures and terminate their activities.

        Settlement with the Football League

        On November 30, 2000, Premium TV Limited entered into a long-term joint venture (the "Joint Venture") with the League to develop the League's and its member football teams' Internet rights through the creation of a League Internet portal, including the exploitation on or through the portal of audio-visual footage of football matches on a delayed basis and live audio coverage of football matches. Premium TV Limited was obligated to fund the Joint Venture's obligation to pay periodic rights fees to the teams as well as funding the Joint Venture's working capital requirements. On December 21, 2000, NTL Delaware entered into a guaranty for the benefit of the League and Old NTL Inc. entered into a deed of undertaking and warranty for the benefit of the League, whereby NTL Delaware guaranteed Premium TV Limited's obligations under the Joint Venture and Old NTL Inc. gave certain undertakings to the League in respect of NTL Delaware's guaranty. In June 2002, Premium TV Limited entered into discussions with the League with a view to restructuring the Joint Venture.

        On September 24, 2002, Premium TV Limited, NTL Delaware and Old NTL Inc. agreed to vary the terms of the Joint Venture arrangements with the League. Under the terms of the variation, upon the payment of arrears of rights fees by Premium TV Limited, the League agreed to release Premium TV Limited from its obligation to fund the payment of any further rights fees to the League's member teams and its obligation to provide working capital funding to the Joint Venture. The League also agreed to release NTL Delaware from its guarantee of Premium TV Limited's obligations and to release Old NTL Inc. from the related undertaking. In return, Premium TV Limited agreed to waive repayment of loan capital by the Joint Venture and to provide certain ongoing services to the Joint Venture free of charge for an initial period. NTL Delaware agreed to deposit (pound)10.33 million into a designated single purpose account for use by Premium TV Limited to finance the provision of such services. Premium TV Limited and the League also agreed to new terms relating to the distribution of revenues generated by the Joint Venture.

        Settlement with NTL Broadcast

        Classic Sport Limited ("Classic Sport"), a wholly owned subsidiary of Premium TV Investments LLC, has recently settled a dispute with National Transcommunications Limited ("NTL Broadcast"), a subsidiary of NTL UK and Ireland, relating to approximately (pound)13 million that NTL Broadcast claimed it was owed in relation to the termination of a contract between the parties. Classic Sport, Premium TV Limited (which entered into the contract as agent for Classic Sport) and NTL Broadcast have agreed to a settlement of this matter, whereby the disputed contract was terminated, Classic Sport and Premium TV Limited settled all outstanding invoices owed to NTL UK and Ireland and NTL Broadcast received (pound)700,000 in full and final settlement of all outstanding and future claims between the parties relating to the contract.

        See Section III, Risk Factors - Risk Factors Relating to the Company and its Securities - "Uncertainty regarding Premium TV Limited's interests in and obligations to certain joint ventures."

B2 Bredband AB
--------------

        Overview

        The Company has retained Old NTL's minority interest in B2. The other principal investors in B2 are the Investor Group, Continuum Group Limited, Access Industries, and the Carlyle Group. B2 is a broadband communications company providing 10 Mb/s network access and broadband services to residential and small-to-medium business customers.

        B2 provides "always on", low-cost access to a high-capacity broadband network that provides transmission both to and from the customer at the same speed and at the same time. B2's 10 Mb/s network access speed is substantially faster than typical connections offered by existing cable television and telecommunications operators and is upgradeable to 100 Mb/s without significant expense. In addition to broadband access, B2 intends to provide telephony and video access to its customers through a personalized, interactive interface. B2 has tested its VoIP telephony product.

        Funding Dispute Update

        On April 15, 2002, a funding request for more than $20 million was received by Old NTL under the terms of the investment agreement relating to Old NTL's investment in B2. Old NTL informed B2 and the other principal investors that it was not in a position to comply with this request for funding. The B2 investment agreement provides that if Old NTL fails to provide such funding, it may be sued for non-payment and arguably could lose certain rights under the B2 shareholders' agreement. Pursuant to the applicable documents, if this occurs the majority of the other shareholders may also elect to terminate the shareholders' agreement with respect to Old NTL and exercise a contractual right to acquire on a pro rata basis Old NTL's interest in B2 at 25% of fair market value. If the other shareholders were able and elected to exercise these rights, Old NTL could be forced to sell its stake in B2 at a loss.

        On October 4, 2002, Old NTL filed a motion with the Bankruptcy Court to reject the B2 investment agreement and shareholders' agreement under section 365 of the Bankruptcy Code, and the Bankruptcy Court subsequently authorized Old NTL's rejection of the agreements. On November 8, 2002, B2 and the other shareholders filed proofs of claim with the Bankruptcy Court asserting their right to recover: (i) more than $20 million from Old NTL in respect of the unpaid funding request; (ii) unspecified damages for Old NTL's failure to perform under the relevant agreements; and (iii) unspecified costs and expenses incurred in the exercise of their remedies under the agreements. Additionally, B2 and the other shareholders reserved their rights to avail themselves of any remedies under the investment agreement and shareholders' agreement and to take any actions to acquire Old NTL's interest in B2, as described above. The Company has had preliminary discussions with B2 and its other shareholders regarding a possible settlement, but there can be no assurance that such a settlement will be reached in a timely manner, if at all, or that the terms of any such settlement will be favorable to the Company. In the absence of any such settlement, the Company intends to object to the proofs of claim filed by B2 and the other shareholders. In accordance with a stipulation approved by the Bankruptcy Court on September 5, 2002, the Bankruptcy Court will retain jurisdiction to adjudicate the claims of B2 and the other shareholders pursuant to Swedish law.

Other Interests of the Company
------------------------------

        The Company has also retained Old NTL's equity investments in Two Way TV Limited (an interactive television service provider), Global Radio Participations SA (a European digital radio license holder), Radioscape Limited (a digital radio technology company), NTL Lanbase, SL (the company for the Spanish operations of ntl: business), the operations of ntl: broadcast in Malaysia and Thailand, and the channel content providers of the ITV News Channel and The Studio Channel Limited. The Studio Channel Limited shut down operations effective January 1, 2003. The Company has been informed that The Studio Channel Limited is in discussions with its creditors regarding a winding-up of its business.

V.      Management and Corporate Governance

        As of the Effective Date, the directors serving on the Company's three-member Board of Directors are Jeffrey A. Brodsky, Michael J. Cochran and
H. Sean Mathis. Jeffrey A. Brodsky is the Chairman of the Board of Directors. The Company's officers are Jeffrey A. Brodsky, the Company's President and Chief Executive Officer, John F. Gregg, the Company's Chief Financial Officer and Treasurer, Bruno Claude, the Company's Chief Operating Officer, Robert A. Schmitz, the Company's Vice President and Secretary, and Richard A. Spohn, the Company's Vice President and Chief Accounting Officer.

        The Company's Board of Directors has established a compensation committee, comprised of two members, Michael J. Cochran and H. Sean Mathis, who qualify as "non-employee directors" within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act. The Chairman of the compensation committee is Michael J. Cochran.

        The Company's Board of Directors has established an audit committee, comprised of two members, Michael J. Cochran and H. Sean Mathis, who meet the "independence test" under Section 301 of the Sarbanes-Oxley Act of 2002. The Chairman of the audit committee is H. Sean Mathis.

        The Company has entered into employment agreements with each of John
F. Gregg and Bruno J. Claude, copies of which are attached as Exhibits 10.3 and 10.4, respectively, and are incorporated by reference herein. In addition, Cablecom has entered into employment agreements with each of John F. Gregg and Bruno J. Claude, copies of which are attached as Exhibits 10.5 and 10.6, respectively, and are incorporated by reference herein.

        The Company has engaged Quest Turnaround Advisors, L.L.C. ("Quest"), a company whose principals include Jeffrey A. Brodsky and Robert A. Schmitz, to provide consulting services to the Company and its subsidiaries. The services of Messrs. Brodsky and Schmitz are provided to the Company by Quest Turnaround Advisors. A copy of the current engagement letter is attached as Exhibit 10.7 hereto and is incorporated by reference herein. It is anticipated that the Company will revise the terms of its engagement with Quest in the near future.

        The Company has entered into Director and Officer Indemnification Agreements with Jeffrey A. Brodsky, H. Sean Mathis, Michael J. Cochran, Robert
A. Schmitz, Richard A. Spohn, John F. Gregg and Bruno Claude, the form of which is attached as Exhibit 10.8 hereto and is incorporated by reference herein.

VI.     Relationship with NTL UK and Ireland

        In connection with the consummation of the Plan, the Company has entered into several agreements with NTL UK and Ireland including: (i) a Tax Sharing Agreement, a copy of which is attached as Exhibit 10.9 hereto and is incorporated by reference herein; (ii) a Transitional Services Agreement, a copy of which is attached as Exhibit 10.10 hereto and is incorporated by reference herein; (iii) a De-Merger Agreement, a copy of which is attached as
Exhibit 10.11 hereto and is incorporated by reference herein; and (iv) a Novation Agreement regarding Cable and Wireless Communications plc, a copy of which is attached as Exhibit 10.12 hereto and is incorporated by reference herein.

        The Tax Sharing Agreement recognizes that as a result of the bankruptcy reorganizations and exchanges, NTL UK and Ireland and its subsidiaries were separated from the Company and its other subsidiaries, and thus ceased to be members of the consolidated tax group whose parent is the Company. The Tax Sharing Agreement sets forth the agreement between NTL UK and Ireland (and its affiliated group) and the Company (and its affiliated group) with respect to certain tax matters, including the rights and obligations with respect to handling and allocating taxes for periods up to and including the separation date, taxes for transactions effectuated in connection with the separation and for resolving tax issues that may arise thereafter. The Tax Sharing Agreement generally gives NTL UK and Ireland the right to make reasonable determina tions with respect to all such matters. The Tax Sharing Agreement also provides for the surrender of tax losses between United Kingdom tax resident affiliates of the Company and United Kingdom tax resident affiliates of NTL UK and Ireland.

        The Transitional Services Agreement recognizes that prior to the bankruptcy reorganization, the Company and NTL UK and Ireland provided various services to one another that each party will continue to require in order to carry on its business. Accordingly, the Transitional Services Agreement sets forth the agreement between the Company and its subsidiaries and NTL UK and Ireland to continue to provide certain services to each other on a transitional basis, including but not limited to financial services, accounting services, treasury services, investor relations services and legal services. In addition, NTL UK and Ireland shall continue to make available necessary personnel, office space and technical support to the Company on a transi tional basis. Upon the termination of the Transitional Services Agreement, there can be no assurance that the Company will be able to replicate the services provided thereunder or that it will be able to find an alternative services provider on acceptable terms.

        Under the De-Merger Agreement, the Company and NTL UK and Ireland have agreed to provide one another access to information and documentation following the Effective Date so that they can comply with their respective filing and other obligations. The De-Merger Agreement also provides that NTL UK and Ireland shall have the benefit of appropriate rights and covenants received by Old NTL with respect to the assets of NTL UK and Ireland.

        The Novation Agreement relates to various agreements relating to the acquisition in May 2000 by Old NTL Inc. of the residential business of Cable & Wireless Communications plc, known as "ConsumerCo." However, upon the Effective Date, ConsumerCo ceased to be in the same group of companies as the Company and therefore the Company, NTL UK and Ireland and various of their respective subsidiaries entered into the novation agreement with respect to such agreements. The parties to the novation agreement have agreed, as of the Effective Date, to novate to NTL UK and Ireland certain of the Company's rights and obligations under and in connection with the transaction agreement dated July 26, 1999, and to release one of the Company's subsidiaries, NTL Delaware, from its obligations thereunder. The parties also agreed, as of the Effective Date, to novate to NTL UK and Ireland certain of the Company's rights and obligations under a tax deed dated May 30, 2000 and all of the Company's rights and obligations under a supplementary tax deed dated May 30, 2000 and a settlement agreement dated October 5, 2001. The effect of the various novations is, among other things, to ensure that the Company retains the benefit of certain covenants in the original agreements which it may need to rely upon while transferring to NTL UK and Ireland all other covenants and the liabilities relating to actions of ConsumerCo after the Effective Date.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits.

4.1 Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Europe, Inc. and the other parties listed on the signature pages thereto

10.1           NTL Europe, Inc. 2003 Stock Option Plan adopted on January 10,
               2003

10.2 Credit Agreement, dated March 28, 2000, as amended on May 16, 2000 and as amended and restated as of May 2, 2002, by and among NTL (Delaware), Inc. as parent, NTL Cablecom Holding GmbH as shareholder, Cablecom GmbH as principal borrower, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers, J.P. Morgan Europe Limited as agent, and the lenders party thereto

10.3 Employment Agreement, dated October 15, 2002, by and between NTL Europe, Inc. and John F. Gregg

10.4 Employment Agreement, dated October 15, 2002, by and between NTL Europe, Inc. and Bruno J. Claude

10.5 Employment Agreement, dated October 15, 2002, by and between Cablecom GmbH and John F. Gregg

10.6 Employment Agreement, dated October 15, 2002, by and between Cablecom GmbH and Bruno J. Claude

10.7 Engagement Letter, dated August 30, 2002, by and among NTL Europe, Inc., the Creditors' Committee and Quest Turnaround Advisors, L.L.C.

10.8 Form of NTL Europe, Inc. Director and Officer Indemnification Agreement and a schedule of persons party thereto

10.9 Tax Sharing Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.10 Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.11 De-Merger Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.12 Novation Agreement, dated January 9, 2003, by and among NTL Europe, Inc., NTL Incorporated, Cable and Wireless plc and certain of each of their respective subsidiaries

99.1           Media Release issued by NTL Europe, Inc. on January 10, 2003


Item 9.  Regulation FD Disclosure.

        On January 10, 2003, the Company announced that the Plan became effective. A copy of the announcement is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               NTL EUROPE, INC.
                                               (Registrant)


                                               By:_______________________
                                                  Name:  Jeffrey A. Brodsky
                                                  Title: President and Chief
                                                          Executive Officer


Dated: January 10, 2003

                                 EXHIBIT INDEX
                                 -------------

Exhibit

4.1 Registration Rights Agreement, dated as of January 10, 2003, by and among NTL Europe, Inc. and the other parties listed on the signature pages thereto

10.1           NTL Europe, Inc. 2003 Stock Option Plan adopted on January 10,
               2003

10.2 Credit Agreement, dated March 28, 2000, as amended on May 16, 2000 and as amended and restated as of May 2, 2002, by and among NTL (Delaware), Inc. as parent, NTL Cablecom Holding GmbH as shareholder, Cablecom GmbH as principal borrower, J.P. Morgan plc and Morgan Stanley Senior Funding, Inc. as arrangers and joint book managers, J.P. Morgan Europe Limited as agent, and the lenders party thereto

10.3 Employment Agreement, dated October 15, 2002, by and between NTL Europe, Inc. and John F. Gregg

10.4 Employment Agreement, dated October 15, 2002, by and between NTL Europe, Inc. and Bruno J. Claude

10.5 Employment Agreement, dated October 15, 2002, by and between Cablecom GmbH and John F. Gregg

10.6 Employment Agreement, dated October 15, 2002, by and between Cablecom GmbH and Bruno J. Claude

10.7 Engagement Letter, dated August 30, 2002, by and among NTL Europe, Inc., the Creditors' Committee and Quest Turnaround Advisors, L.L.C.

10.8 Form of NTL Europe, Inc. Director and Officer Indemnification Agreement and a schedule of persons party thereto

10.9 Tax Sharing Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.10 Transitional Services Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.11 De-Merger Agreement, dated January 10, 2003, by and between NTL Europe, Inc. and NTL Incorporated

10.12 Novation Agreement, dated January 9, 2003, by and among NTL Europe, Inc., NTL Incorporated, Cable and Wireless plc and certain of each of their respective subsidiaries

99.1           Media Release issued by NTL Europe, Inc. on January 10, 2003